Exhibit 99.1

5000 Philadelphia Way • Lanham • Maryland • 20706-4417 • U.S.A.

Telephone: 301.731.4233 • Fax: 301.731.9606 • Internet: sales@integ.com • Web: http://www.integ.com

FOR IMMEDIATE RELEASE

CONTACT:

Elaine Brown

Chief Financial Officer

Integral Systems, Inc.

Phone: 301-731-4233

Fax: 301-731-9606

www.integ.com

Integral Systems Announces Record Financial Results

for the Second Quarter of 2006

Revenue Increased 38% and Net Income Increased 73% Over Last Year’s Results

Lanham, Md., May 8, 2006 — Integral Systems, Inc. (NASDAQ-ISYS) today reported financial results for the second quarter of fiscal 2006. Revenues for the quarter were $32.2 million, up from $23.3 million in the second quarter of fiscal 2005—an increase of approximately 38%. Second quarter operating income was $5.2 million compared to $3.0 million for the second quarter last fiscal year, an increase of approximately 72%, while net income was $3.5 million ($0.32 per diluted share) compared to $2.0 million ($0.20 per diluted share) for the second quarter of fiscal 2005, which represents an increase of 73%. Second quarter revenue, operating income, net income and earnings per share were all Company historic highs, exceeding prior records recorded during the first quarter of this fiscal year by 10%, 13%, 15% and 14%, respectively.

“I am extremely pleased with our second quarter results,” commented Peter J. Gaffney, newly appointed Chief Executive Officer. “I am particularly gratified that all areas of the business were profitable during the quarter. To have this level of performance during this period when the Company has publicly announced that it is exploring strategic options is a tribute to our dedicated and hard working management team and staff.”

“Although our Air Force ground systems business and our RT Logic subsidiary continue to lead the way for the Company in terms of both revenue growth and profitability, our Commercial segment had its best operating results since we acquired SAT back in 2000, posting operating income in excess of $800,000 for the quarter. Our recent acquisition of Lumistar, Inc. also continues to be accretive, while our Product Group, which has recently operated in the red, was able to post a modest operating profit for the quarter as well,” commented Gaffney.

For the six months ended March 31, 2006, revenues were $61.4 million compared to $45.3 million for the six months ended March 31, 2005 – an increase of $16.1 million or 36%. For the current six-month period, operating income was $9.9 million compared to $4.9 million for the same period last year, while

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net income increased to $6.6 million from $3.2 million, an increase of almost $3.4 million. On a fully diluted per share basis, net income increased to $0.61 during the six months ended March 31, 2006 from $0.31 during the first half of fiscal 2005.

“Operating income, net income and earnings per share recorded during the first half of fiscal year 2006 exceeded results for fiscal year 2005 in its entirety by 1%, 5% and 2% respectively,” commented Gaffney. “As a result we have re-examined our original guidance for all of fiscal 2006 and have decided to revise guidance upward as follows:”

In thousands (Except EPS)	FY06 Original Guidance	FY06 Revised Guidance
Revenue	$112,500	$115,000
Operating income	14,300	17,000
Net income	9,800	11,500
EPS	$.92	$1.04

The Company also announced that its Board of Directors has declared a cash dividend of $0.05 per share to all stockholders of record as of the close of business on June 1, 2006. The dividend is scheduled to be paid on or about June 28, 2006.

Mr. Gaffney will host a conference call Tuesday, May 9, 2006 at 11:00 a.m. Eastern Time (ET). Gaffney will discuss the earnings release and other Company business. To participate or listen to the call, dial 800-834-5979. A replay of the conference call can be heard May 9, 2006 from 12:30 p.m. ET through Thursday, May 11, 2006 12:30 a.m. ET by dialing 800-633-8284 or 402-977-9140. Ask for reservation number 21291534.

Founded in 1982, Integral Systems is a leading provider of satellite systems and has supported over 205 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of COTS (Commercial-Off-The-Shelf) software products for satellite command & control, the EPOCH IPS product line. EPOCH has become a world market leader in commercial applications with successful installations on 5 continents.

Through its wholly owned subsidiary SAT Corporation, the Company provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. The Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms through its Newpoint Technologies, Inc. subsidiary. The Company’s Real Time Logic, Inc. subsidiary builds telemetry processing systems for military applications including tracking stations, control centers and range operations. The Company’s Lumistar, Inc. subsidiary is a provider of system level and board level telemetry acquisition products. Integral Systems has approximately 410 employees working at Company headquarters in Lanham, Maryland, and at other locations in the U.S. and Europe. For more information, visit http: //www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company’s financial projections, all of which are based on the Company’s current expectations. There can be no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended March 31, 2006 and 2005

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$32,152,070	$23,346,768	$61,409,660	$45,266,302

Total Cost of Revenue	21,498,543	16,015,269	41,351,291	30,799,739

Gross Margin	10,653,527	7,331,499	20,058,369	14,466,563

Operating Expenses
SG&A	3,893,073	3,112,946	7,292,904	6,884,952
Research and Development	843,032	470,228	1,586,333	1,252,998
Stock Based Compensation Cost	126,716	0	126,716	0
Product Amortization	400,000	645,407	800,000	1,290,816
Intangible Asset Amortization	162,528	68,750	378,766	137,500

Total Operating Expenses	5,425,349	4,297,331	10,184,719	9,566,266

Income from Operations	5,228,178	3,034,168	9,873,650	4,900,297

Other Income	285,702	140,014	494,875	98,094

Income Before Income Taxes	5,513,880	3,174,182	10,368,525	4,998,391

Income Taxes	1,970,224	1,124,712	3,754,415	1,763,534

Net Income	$3,543,656	$2,049,470	$6,614,110	$3,234,857

Weighted Average Number of Common Shares Outstanding During Period	10,874,278	10,258,510	10,772,462	10,151,819

Earnings Per Share (Basic)	$0.33	$0.20	$0.61	$0.32

Weighted Average Number of Fully Diluted Common Shares Outstanding During Period	11,033,685	10,405,110	10,897,380	10,289,642

Earnings Per Share (Diluted)	$0.32	$0.20	$0.61	$0.31

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